As filed with the Securities and Exchange Commission on April 27, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2010790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors,

amended and restated effective as of April 18, 2017

(Full title of the plan)

Stephen K. Coss, Esq.

Senior Vice President and General Counsel

4401 Colwick Road

Charlotte, North Carolina 28211

(Name and address of agent for service)

(704) 566-2400

(Telephone number, including area code, of agent for service)

Copies to:

James R. Wyche, Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

(704) 331-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A common stock, $0.01 par value	200,000 shares	$20.08	$4,016,000	$465.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Class A common stock that become issuable under the above-named plan by reason of any stock split, stock dividend or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of the Class A common stock reported on the New York Stock Exchange on April 21, 2017.

EXPLANATORY NOTE

This registration statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors, amended and restated effective as of April 18, 2017 (formerly known as the Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors) (the “Plan”), is effective. Accordingly, pursuant to General Instruction E to Form S-8, the registrant hereby incorporates by reference herein the contents of such registration statement on Form S-8 (Registration No. 333-180815) and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except as indicated below, the following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) (File No. 1-13395) are incorporated by reference in this registration statement:

•	the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	the registrant’s Current Reports on Form 8-K filed on February 16, 2017, March 14, 2017* and April 20, 2017; and

•	the description of the registrant’s Class A common stock contained in the registrant’s registration statement on Form 8-A, as amended, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

*	Information furnished in this Current Report on Form 8-K pursuant to Item 2.02 or Item 7.01 and exhibits furnished in connection therewith are not incorporated by reference herein.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), the registrant’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. The Amended and Restated Bylaws provide that the registrant will indemnify and advance expenses to its directors and officers to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or purchase or redemption of shares; or (iv) for any transaction from which the director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation contains a provision limiting the personal liability of the registrant’s directors to the fullest extent permitted by law.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. The registrant maintains directors’ and officers’ liability insurance for its directors and officers, as permitted in the Amended and Restated Bylaws.

Item 8.	Exhibits.

See the “Exhibit Index,” which follows the signature pages to this registration statement and is herein incorporated by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 27th day of April, 2017.

SONIC AUTOMOTIVE, INC.

By:	/s/ HEATH R. BYRD
Heath R. Byrd
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named registrant, by his execution hereof, hereby constitutes and appoints Heath R. Byrd and Stephen K. Coss, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things for him, and in his name, place and stead, to execute any and all amendments (including post-effective amendments) to such registration statement and any related registration statement (or amendment thereto) pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of April, 2017:

Signature	Title

/s/ O. BRUTON SMITH O. Bruton Smith	Executive Chairman and Director

/s/ B. SCOTT SMITH B. Scott Smith	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ HEATH R. BYRD Heath R. Byrd	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ DAVID BRUTON SMITH David Bruton Smith	Vice Chairman and Director

/s/ WILLIAM I. BELK William I. Belk	Director

/s/ WILLIAM R. BROOKS William R. Brooks	Director

/s/ VICTOR H. DOOLAN Victor H. Doolan	Director

/s/ JOHN W. HARRIS III John W. Harris III	Director

/s/ ROBERT HELLER Robert Heller	Director

/s/ R. EUGENE TAYLOR R. Eugene Taylor	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated August 7, 1997 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (File No. 001-13395)).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated June 16, 1999 (incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (File No. 001-13395)).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated April 18, 2017 (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (File No. 001-13395)).

4.4	Amended and Restated Bylaws of Sonic Automotive, Inc., as of February 13, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed February 16, 2017 (File No. 001-13395)).

4.5	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed October 17, 1997 (File No. 333-33295)).

4.6	Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors, amended and restated effective as of April 18, 2017 (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed March 6, 2017 (File No. 001-13395)).

5.1*	Opinion of Moore & Van Allen PLLC.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature pages).

*	Filed herewith.